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                                                                    EXHIBIT 99.1



                                                           FOR IMMEDIATE RELEASE
                                                           April 7, 2003
                                                           7:30 A.M. CST


                       BELO UPDATES FIRST QUARTER OUTLOOK
                       AND SETS SCHEDULE FOR FIRST QUARTER
                      EARNINGS RELEASE AND CONFERENCE CALL

         DALLAS - Belo Corp. (NYSE: BLC) today updated the Company's outlook for the first quarter of 2003, noting that due to an advertising slowdown in March related to the war in Iraq, Belo's first quarter earnings per share will be less than previous guidance of $0.15 to $0.16. The Company expects first quarter revenues to grow slightly versus the first quarter of 2002 and now expects first quarter earnings per share to approximate 2002 first quarter earnings per share, excluding the $0.02 per share gain related to the January 2002 sale of Belo's interest in the Dallas Mavericks and American Airlines Center.

         Robert W. Decherd, Belo's chairman, president and chief executive officer, said: "In early March, we noted that Belo's operating units were experiencing the first signs of a slowdown in advertiser spending related to uncertainty in the geopolitical environment, including the potential for armed conflict in Iraq. Since the war began, Belo's operating units, like other advertising-related businesses, have experienced further disruption to normal advertising spending patterns. Some advertisers have delayed or cancelled advertising plans since the war began and certain television advertisers have limited advertising to specific kinds of programming. As a result, the Company's advertising revenues softened in the last half of March.

         "I am exceptionally proud of the work that Belo employees are doing to provide reasoned news, information and analysis to our audiences during this time of war. Our journalistic duties have never been more crucial to the ability of our readers, viewers and online users to understand, assess and respond to world events."

         Belo will issue a news release regarding its 2003 first quarter earnings on Wednesday, April 23, at approximately 7:30 a.m. Central Daylight Time. A conference call to discuss the earnings release and other matters of interest to shareholders and analysts will follow at 1:00 p.m. CDT that afternoon.


                                     -more-
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BELO UPDATES FIRST QUARTER OUTLOOK
APRIL 7, 2003
PAGE TWO

         The conference call will be simultaneously Webcast on the Company's Web site (www.belo.com/invest). Following the conclusion of the Webcast, a replay of the conference call will be available for a period of approximately two weeks on Belo's Web site.

         To access the listen-only conference lines, dial 1-800-230-1085. A replay line will be open from 5:00 p.m. CDT on April 23 until 12:00 a.m. on April 29. To access the replay, dial 800-475-6701 or 320-365-3844. The access code for the replay is 680102.

         Additional information on Belo and its outlook for 2003 is available online at www.belo.com.

         Belo Corp. is one of the nation's largest media companies with a diversified group of market-leading television, newspaper, cable and interactive media assets. A Fortune 1000 company with approximately 7,800 employees and $1.4 billion in annual revenues, Belo operates news and information franchises in some of America's most dynamic markets and regions, including Texas, the Northwest, the Southwest, Rhode Island, and the Mid-Atlantic region. Belo owns 19 television stations (six in the top 16 markets) reaching 13.7 percent of U.S. television households; owns or operates six cable news channels; and manages one television station through a local marketing agreement. Belo publishes four daily newspapers: The Dallas Morning News, The Providence Journal, The Press-Enterprise (Riverside, CA) and the Denton Record-Chronicle (Denton, TX). Belo Interactive's new media businesses include 34 Web sites, several interactive alliances, and a broad range of Internet-based products.

         Statements in this communication concerning the Company's business outlook or future economic performance, anticipated profitability, revenues, expenses, capital expenditures, investment commitments, or other financial or operating items and other statements that are not historical facts, are "forward-looking statements" as the term is defined under applicable Federal Securities Laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.

         Such risks, uncertainties and factors include, but are not limited to, changes in advertising demand, interest rates and newsprint prices; technological changes; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; regulatory changes; the effects of Company acquisitions and dispositions; general economic conditions; and the armed conflict in Iraq or other significant armed conflict, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission ("SEC"), including the Annual Report on Form 10-K.

         FOR MORE INFORMATION, CONTACT DUNIA SHIVE, BELO'S EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, OR CAREY HENDRICKSON, BELO'S VICE PRESIDENT OF INVESTOR RELATIONS, AT 214-977-6606. ADDITIONAL INFORMATION ON BELO IS AVAILABLE ONLINE AT www.belo.com.